Exhibit 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2014 Results
Fourth Quarter 2014
-- Revenue of $215 Million --
-- Adjusted EBITDA1 of $35 Million; Highest in 10 Quarters --
-- 56% Organic Increase in Vonage Business Solutions Revenues --
-- Company Closes Telesphere Acquisition --
-- New $100 Million Share Repurchase Program --
Full Year 2014
-- Revenue of $869 Million, up 5% --
-- Adjusted EBITDA1 of $124 Million --
-- Net Income of $60 Million or $0.28 Per Share Excluding Adjustments2 -
-- Repurchased 13 Million Shares for $49 million --

Holmdel, NJ, February 12, 2015 - Vonage Holdings Corp. (NYSE: VG), a leading provider of cloud communications services for consumers and businesses, today announced results for the fourth quarter and full year ended December 31, 2014.
Summary of Full Year 2014 Results
For the full year 2014, Vonage reported revenue of $869 million, up from $829 million in the prior year, benefitting from the full year impact of Vonage Business Solutions (“VBS”), which the Company acquired in November 2013.
Adjusted EBITDA was $124 million in 2014, up from $110 million in the prior year.
GAAP net income was $20 million or $0.10 per share in 2014, down from $28 million or $.13 per share in the prior year. Net income excluding adjustments2 was $60 million or $0.28 per share, up from $52 million or $0.24 per share in 2013.
“We concluded a year of strong strategic progress as we accelerated the growth of Vonage Business Solutions, and we took disciplined actions in the Consumer business to optimize profitability,” said Alan Masarek, Vonage Chief Executive Officer. “We doubled our addressable market in the large and growing Small and Medium Business (“SMB”) sector and strengthened the Company’s leadership position in Unified Communications-as-a-Service (“UCaaS”) with the acquisition of Telesphere, and we are confident in our ability to accelerate growth at Telesphere as we did with VBS.

“We now have the right assets in place to build Vonage into the clear leader in cloud communications, including a talented and experienced management team, a stellar brand, a low cost structure, great technology platforms, and excellent cash flows and financial flexibility.”
Fourth Quarter Financial and Operating Results(5)
For the fourth quarter of 2014, Vonage reported revenue of $215 million, up from $211 million in the year ago quarter. Revenue at VBS was $27 million, up 56% organically from the year ago quarter.
Adjusted earnings before interest, taxes, depreciation and amortization1 (“adjusted EBITDA”) for the fourth quarter were $35 million, the highest in 10 quarters, up $5 million sequentially and up $10 million from $25 million in the year ago quarter.
GAAP net income was $6 million or $0.03 per share in the fourth quarter of 2014, up from $5 million sequentially, and up from $4 million or $0.02 per share in the year ago quarter. Net income excluding adjustments2 was $19 million or $0.09 per share, up from $14 million or $0.07 per share sequentially, and up from $10 million or $0.05 per share in the year ago quarter.
Average revenue per user (“ARPU”) was $28.61, up from $28.19 sequentially and down from $28.72 in the year ago quarter. The sequential increase is primarily due to a rate plan increase the Company implemented in the fourth quarter of 2014 and the removal of second line extensions, which the Company now provides for free.
During the fourth quarter, the Company reclassified to cost of telephony services (“COTS”) certain network operations and customer care expenses that were previously reported in selling, general and administrative (“SG&A”). This change does not have any impact on income from operations, adjusted EBITDA or net income.
COTS was $57 million, flat sequentially. COTS declined from $58 million in the year ago quarter due to lower termination costs. On a per line basis, COTS was $7.57, up from $7.46 sequentially, and down from $7.87 in the fourth quarter of last year.
Cost of goods sold was $8 million, down from $9 million sequentially and from $10 million in the prior year. Gross margin3 was 70%, up from 69% sequentially, and up from 68% in the prior year due to lower termination costs.
SG&A expense was $70 million, up from $66 million sequentially and $67 million in the year ago quarter. The sequential increase was due to a partial quarter of Telesphere costs, severance and acquisition-related costs. SG&A increased from the year ago quarter due to the addition of VBS.
Marketing expense was $52 million, down from $58 million in third quarter and the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $373, up from $365 sequentially and up from $331 in the year ago quarter due to lower gross subscriber additions.
Income from operations was $14 million, up from $12 million sequentially and up from $7 million in the year ago quarter reflecting lower consumer marketing spend.
Vonage reported gross line additions (“GLAs”) of 138,000, down from 160,000 sequentially, and down from 175,000 in the year ago quarter. This reduction was planned, as the Company continued its strategic approach to improving the quality of customers it acquires, while driving lower churn and increased profitability. Customer churn improved to 2.5% from 2.7% in the third quarter of 2014 and was flat versus the year ago quarter. Net line losses were 29,000, down from a loss of 19,000 net lines sequentially and a 9,000 gain a year ago.

As of December 31, 2014, cash, cash equivalents and marketable securities, including $3 million in restricted cash, totaled $51 million. Capital expenditures for the quarter were $7 million. Free cash flow was $24 million, up $3 million versus the third quarter primarily due to positive changes in working capital and higher EBITDA offset by acquisition costs related to Telesphere.
Growth in the SMB Market(6)
VBS revenues increased 50% to $93 million in 2014 compared to $62 million in the prior year. In 2014, Vonage made significant investments in the VBS sales infrastructure by growing the direct sales force, expanding the reseller network and building out the VBS platform.
Vonage is applying to Telesphere the successful model that it has used to accelerate the growth of VBS and began making similar investments in the sales infrastructure of Telesphere following the close of the acquisition.
With the addition of Telesphere, Vonage now offers a more comprehensive suite of cloud telephony and UCaaS services, including advanced call center solutions, collaboration, mobile office and HD multi-point video conferencing. The Company can now serve the cloud communications needs of a wider range of business customers, from small office/home office businesses to SMBs with distributed workforces, and firms with more than 1000 employees. Depending on the customer’s needs, Vonage can provide either an over-the-top solution or one that is bundled with a private integrated MPLS network enabling quality of service (QoS) management for businesses that require higher service level agreements (SLAs).
Patent Portfolio
In 2014, Vonage continued to execute on its strategy to develop and protect its valuable intellectual property. The Company was granted 31 new patents, nearly double the number granted in 2013. The Company owns 69 U.S. patents, with 249 U.S. patent applications pending, along with numerous foreign patents and pending applications in jurisdictions worldwide.
Share Repurchase
Vonage repurchased 4 million shares of stock for $13 million in the fourth quarter and 13 million shares for $49 million during 2014, completing the $100 million program authorized in 2013. Since beginning its repurchase program in August of 2012, the Company has repurchased 45 million shares for $133 million. The Company is now executing on a new $100 million, four-year buyback program that began January 2, 2015.
Outlook
For 2015, the Company expects total revenue to be in the range of $850 million to $865 million. The Company expects adjusted EBITDA to be at least $135 million. This revenue and EBITDA outlook reflects a disciplined approach to Consumer customer lifetime value and includes significant growth from and material investment into VBS and Telesphere as the Company continues to drive growth and scale its infrastructure in the UCaaS sector. The revenue guidance does not include the impact of potential acquisitions, which are an important component of the Company’s strategy. Based on its current acquisition pipeline, in 2015 the Company expects to complete one or more acquisitions, which would be accretive to revenue. The Company expects 2015 capital expenditures and software development of approximately $30 million.
Mr. Masarek commented, "In 2015, we are taking the appropriate steps to position the Company for future revenue growth. We will continue to focus on profitability in the Consumer business and high revenue growth in Business Services. We also plan to apply our disciplined M&A strategy to pursue accretive acquisitions that enable Vonage to gain scale in the SMB business, expand our geographic presence, broaden the Company’s product set or expand our customer base.”
Conference Call and Webcast
Management will host a webcast discussion of the quarter and full year on Thursday, February 12, 2015 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay of the call and webcast will be available shortly after the conclusion of the call and may be accessed through Vonage's Investor Relations website at http://ir.vonage.com or by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is 68555291.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

(3)	Gross margin is defined as operating revenues less cost of telephony services and cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP cash provided by operating activities.

(5)	These results include the impact of the Company’s acquisition of Telesphere Networks, Ltd., which closed on December 15, 2014.

(6)	VBS results do not include the impact of the Company’s acquisition of Telesphere Networks, Ltd., which closed on December 15, 2014.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
	(unaudited)			(audited)
Statement of Operations Data:
Revenues	$214,601	$214,737	$211,220	$868,953	$829,067

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,374, $4,704, $4,408, $19,330, and $14,892, respectively)	56,745	56,807	57,898	232,053	237,294
Direct cost of goods sold	8,421	9,205	9,956	36,815	37,586
Selling, general and administrative	69,790	66,437	67,383	274,750	238,720
Marketing	51,549	58,305	57,920	226,121	227,052
Depreciation and amortization	14,264	12,346	11,427	51,407	36,066
	200,769	203,100	204,584	821,146	776,718
Income from operations	13,832	11,637	6,636	47,807	52,349
Other expense:
Interest income	53	37	99	212	307
Interest expense	(1,632)	(1,680)	(1,859)	(6,823)	(6,557)
Other (expense) income, net	(10)	(2)	(33)	11	(104)
	(1,589)	(1,645)	(1,793)	(6,600)	(6,354)
Income before income tax expense	12,243	9,992	4,843	41,207	45,995
Income tax expense	(6,749)	(5,627)	(1,521)	(21,760)	(18,194)
Net income	5,494	4,365	3,322	19,447	27,801
Plus: Net loss attributable to noncontrolling interest	110	191	266	819	488
Net income attributable to Vonage	$5,604	$4,556	$3,588	$20,266	$28,289
Net income per common share:
Basic	$0.03	$0.02	$0.02	$0.10	$0.13
Diluted	$0.03	$0.02	$0.02	$0.09	$0.13
Weighted-average common shares outstanding:
Basic	207,176	208,580	209,928	209,822	211,563
Diluted	214,349	217,176	219,600	219,419	220,520

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
	(unaudited)			(audited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$31,309	$27,764	$36,089	$92,542	$88,243
Net cash used in investing activities	(97,691)	(11,705)	(106,481)	(118,528)	(120,985)
Net cash provided by (used in) financing activities	48,940	(10,217)	56,104	(14,239)	21,891
Capital expenditures and development of software assets	(7,050)	(7,075)	(6,422)	(24,255)	(22,180)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	For the years ended December 31,
	2014	2013
	(audited)
Balance Sheet Data:
Cash and cash equivalents	$40,797	$84,663
Marketable securities	7,162	—
Restricted cash	3,405	4,405
Accounts receivable, net of allowance	17,990	19,649
Inventory, net of allowance	10,081	10,584
Prepaid expenses and other current assets	12,665	16,892
Deferred customer acquisition costs	4,941	5,184
Property and equipment, net	49,630	52,243
Goodwill	191,262	83,627
Software, net	18,624	20,557
Debt related costs, net	2,151	1,313
Intangible assets, net	59,907	76,850
Total deferred tax assets, including current portion, net	248,939	264,900
Other assets	7,748	1,882
Total assets	$675,302	$642,749
Accounts payable and accrued expenses	$126,760	$130,994
Deferred revenue	36,425	37,335
Total notes payable and indebtedness under revolving credit facility, including current portion	157,000	121,666
Capital lease obligations	10,201	13,090
Other liabilities	1,419	1,628
Total liabilities	$331,805	$304,713
Redeemable noncontrolling interest	$—	$(38)
Total stockholders' equity	$343,497	$338,074
VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Consolidated:
Gross subscriber line additions	138,141	159,708	174,767	661,608	652,852
Change in net subscriber lines	(28,872)	(19,001)	8,513	(42,065)	9,392
Subscriber lines (at period end)	2,470,832	2,529,733	2,542,926	2,470,832	2,542,926
Average monthly customer churn	2.5%	2.7%	2.5%	2.6%	2.5%
Average monthly operating revenue per line	$28.61	$28.19	$28.72	$28.89	$28.18
Average monthly cost of telephony services per line	$7.57	$7.46	$7.87	$7.71	$8.07
Marketing costs per gross subscriber line addition	$373	$365	$331	$342	$348
Employees (excluding temporary help) (at period end)	1,400	1,258	1,243	1,400	1,243
Gross margin as a % of revenues	69.6%	69.3%	67.9%	69.1%	66.8%
Vonage Business Solutions (1):
Revenue (in 000s; pro forma) (2)	$26,694	$24,395	$17,069	$92,693	$61,667
Customers	42,990	38,782	25,198	42,990	—
Average monthly customer churn (pro forma) (2)	2.2%	2.0%	1.8%	2.0%	—%

(1) Vonage Business Solutions includes acquired Vocalocity business plus new business services revenue since acquisition; excludes Vonage legacy business services revenue.
(2) Revenue and average monthly customer churn assumes the acquisition of Vonage Business Solutions as of January 1, 2013.

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA AND TO ADJUSTED EBITDA MINUS CAPEX
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Income from operations	$13,832	$11,637	$6,636	$47,807	$52,349
Depreciation and amortization	14,264	12,346	11,427	51,407	36,066
Share-based expense	4,171	5,785	4,758	21,070	17,843
Acquisition related costs	2,446	2	2,088	2,566	2,768
Net loss attributable to noncontrolling interest	110	191	266	819	488
Adjusted EBITDA	$34,823	$29,961	$25,175	$123,669	$109,514
Less:
Capital expenditures	$(5,200)	$(4,137)	$(2,881)	$(12,436)	$(9,889)
Acquisition and development of software assets	$(1,850)	$(2,938)	$(3,541)	$(11,819)	$(12,291)
Adjusted EBITDA Minus Capex	$27,773	$22,886	$18,753	$99,414	$87,334

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net income attributable to Vonage	$5,604	$4,556	$3,588	$20,266	$28,289
Amortization of acquisition - related intangibles	3,748	3,763	2,483	15,036	2,483
Acquisition related costs	2,446	2	2,088	2,566	2,768
Income tax expense	6,749	5,627	1,521	21,760	18,194
Net income attributable to Vonage excluding adjustments	$18,547	$13,948	$9,680	$59,628	$51,734
Net income attributable to Vonage per common share:
Basic	$0.03	$0.02	$0.02	$0.10	$0.13
Diluted	$0.03	$0.02	$0.02	$0.09	$0.13
Weighted-average common shares outstanding:
Basic	207,176	208,580	209,928	209,822	211,563
Diluted	214,349	217,176	219,600	219,419	220,520
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.09	$0.07	$0.05	$0.28	$0.24
Diluted	$0.09	$0.06	$0.04	$0.27	$0.23
Weighted-average common shares outstanding:
Basic	207,176	208,580	209,928	209,822	211,563
Diluted	214,349	217,176	219,600	219,419	220,520

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net cash provided by operating activities	$31,309	$27,764	$36,089	$92,542	$88,243
Less:
Capital expenditures	(5,200)	(4,137)	(2,881)	(12,436)	(9,889)
Acquisition and development of software assets	(1,850)	(2,938)	(3,541)	(11,819)	(12,291)
Free cash flow	$24,259	$20,689	$29,667	$68,287	$66,063

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE, INDEBTEDNESS UNDER REVOLVING CREDIT FACILITY, AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	For the years ended December 31,
	2014	2013

Current maturities of capital lease obligations	$3,365	$2,889
Current portion of notes payable	20,000	23,333
Total notes payable and indebtedness under revolving credit facility, net of current maturities	137,000	98,333
Capital lease obligations, net of current maturities	6,836	10,201
Gross debt	167,201	134,756
Less:
Unrestricted cash	47,959	84,663
Net debt	$119,242	$50,093

About Vonage
Vonage (NYSE: VG) is a leading provider of cloud communications services for consumers and businesses. Vonage provides a robust suite of feature-rich residential and business communication solutions that offer flexibility, portability and ease-of-use, designed to meet the needs of a wide range of customers from individuals to large businesses.
Vonage residential service (www.vonage.com) for individuals and families, and Vonage Business Solutions service (www.vonagebusiness.com) for small and medium businesses, run over the top of a customer’s existing broadband connection. Through Telesphere (www.telesphere.com), Vonage offers service with carrier-grade performance over a private national MPLS broadband network, which is especially well suited to address the needs of larger businesses with multiple offices that require higher service level agreements (SLAs).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Investor Contact: Hunter Blankenbaker, 732.444.4926, hunter.blankenbaker@vonage.com
Media Contact: Jo Ann Tizzano, 732.365.1363, joann.tizzano@vonage.com
Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA less Capex, net income excluding adjustments, net cash and free cash flow.
Adjusted EBITDA
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
Adjusted EBITDA less Capex
Vonage uses adjusted EBITDA less Capex as an indicator of the operating performance of its business. The Company provides information relating to its adjusted EBITDA less Capex so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA less Capex are valuable indicators of the operating performance of the Company on a consolidated basis because they provide our investors with insight into current performance and period-to-period performance regarding the Company's ability to generate cash from continuing operations.
Net income excluding adjustments
Vonage defines net income excluding adjustments as GAAP net income (loss) excluding income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs.
The Company has excluded income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, amortization of acquisition-related intangible assets is a non-cash item, and one-time acquisition-related costs.
Net cash
Vonage defines net cash as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage uses net cash as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Safe Harbor Statement

This press release contains forward-looking statements regarding potential acquisitions, acquisition integration, growth priorities, new products and related investment, revenues, adjusted EBITDA, churn, net lines or accounts, average revenue per user, cost of telephony services, the Company’s repurchase plan, capital expenditures, and, other statements that are not historical facts or information constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: risks related to the integration of Telesphere into Vonage and the anticipated future benefits resulting from the acquisition of Telesphere; the competition we face; our ability to adapt to rapid changes in the market for voice and messaging services; our ability to retain customers and attract new customers; our ability to establish and expand strategic alliances; governmental regulation and related actions and taxes; increased market and competitive risks, including currency restrictions; risks related to the acquisition or integration of businesses or joint ventures; the impact of fluctuations in economic conditions, particularly on our small and medium business customers; our ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that has been and may be brought against us; failure to protect our trademarks and internally developed software; security breaches and other compromises of information security; our dependence on third-party facilities, equipment, systems and services; system disruptions or flaws in our technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into our business practices; fraudulent use of our name or services; our ability to maintain data security; our dependence upon key personnel; our dependence on our customers' existing broadband connections; differences between our service and traditional phone services; restrictions in our debt agreements that may limit our operating flexibility; our ability to obtain additional financing if required; any reinstatement of holdbacks by our vendors; our history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2013, in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views as of any date subsequent to today.

(vg-f)